EXHIBIT 99.1

NEWS RELEASE

For additional information, contact: Investor Relations Jim Parslow World Energy Solutions Inc. (508) 459-8100 jparslow@worldenergy.com

World Energy Announces Fourth Quarter
and 2006 Year-end Results

March 21, 2007, Worcester, MA: World Energy Solutions, Inc. (TSX: XWE) today announced its financial results for the fourth quarter and fiscal year ended December 31, 2006. All figures are in U.S. dollars unless stated otherwise.

2006 Highlights

▪	Completed initial public offering for net proceeds to the Company of approximately $17.5 million
▪	Revenue increased 23% over the prior year to $5.8 million
▪	Annualized backlog* increased 44% to $5.2 million at December 31, 2006
▪	Number of channel partners grew to 29 from 16 at the end of 2005
▪	Subsequent to year end, appointed highly accomplished executive David Bat to the position of senior vice president of sales

“Fiscal 2006 was a watershed year for the Company, highlighted by our initial public offering, which gave us financial resources to pursue our objective of becoming the pre-eminent exchange for executing transactions in energy and energy-related products,” said Richard Domaleski, President and CEO, World Energy Solutions. “In addition to the solid increase in revenue, 2006 saw us make strong gains with other important measures, including channel partners and government procurements. Our backlog reflected these gains, increasing to $5.2 million from $3.6 million at the end of 2005. In the near term, we are focused on investing in our business and strategic growth initiatives as we aim to capture a significant share of the rapidly emerging market for the online exchange of energy and related products.”

“In 2007, we are pursuing several strategic objectives, including expanding our community of channel partners, energy consumers and energy suppliers on the exchange, strengthening and extending our long-term relationships with government agencies, broadening our exchange to include other geographic markets and other energy-related markets, wholesale transactions with utilities and emerging green credits market, making strategic acquisitions and growing our sales force. Our balance sheet is strong with approximately $17.5 million in cash and no bank debt and our annualized backlog of $5.2 million gives us a solid foundation to pursue these initiatives. We are excited with our prospects and are confident that we will meet our stated objective of achieving a pre-eminent position as the exchange for executing transactions in energy and energy-related products,” added Mr. Domaleski.

Revenue for the three and twelve months ended December 31, 2006 increased 26% and 23%, respectively, due mainly to higher energy use by energy consumers. This primarily reflects the addition of new government procurements and the increase in the number of channel partners driving activity on the Company’s auction platform.

Total operating expenses increased to $5.1 million from $3.6 million for the twelve months ended December 31, 2006 and 2005, respectively, and to $1.6 million from $1.0 million for the three months ended December 31, 2006 and 2005, respectively. This change mainly reflects higher personnel costs related to increased staffing levels in all functional areas and, to a lesser extent, increased compliance and recruiting costs. The Company expects operating expenses to significantly increase in 2007 as it continues to expand its brokerage capabilities to offer additional energy-related products, increases its sales and marketing efforts and continues to expand its back-office operation.

Net loss for 2006 was $0.5 million, or $0.01 per share, compared with net income of $1.0 million, or $0.02 per share, in 2005. The year-over-year change is due primarily to the increases in operating expenses and net interest expense, which were partially offset by the increase in revenue. Net loss for the fourth quarter of 2006 was $0.3 million, or $0.01 per share, compared with net income of $0.8 million, or $0.02 per share ($0.01 per diluted share), in the same period last year. The year-over-year change is due primarily to a $0.6 million decrease in the income tax benefit in 2006 versus 2005, increases in operating expenses and, to a lesser extent, a $0.1 million increase in net interest expense. These factors were partially offset by the increase in revenue.

*Annualized backlog represents the revenue that we would derive within the twelve months following the date on which the backlog is calculated from contracts between consumer, industrial and government (CIG) energy consumers and energy suppliers that are in force on such date, assuming such CIG energy consumers use energy at their historical usage levels.

Conference Call & Webcast
World Energy will hold a conference call today, March 21, 2007, at 10:00 a.m. (ET) to discuss its financial results and other corporate developments. To access the conference call by telephone, dial 416-644-3418 or 1-800-731-6941. A live audio webcast of the call will be available at www.worldenergy.com. The webcast will be archived for 90 days.

About World Energy
World Energy is an energy brokerage company that has developed an online auction platform, the World Energy Exchange, through which energy consumers in the United States are able to purchase electricity and other energy resources from competing energy suppliers. To date the company has brokered over 31 billion kilowatt hours of electricity and 64 million decatherms of natural gas.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward looking statements. Such risks and uncertainties include, but are not limited to: that our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; we depend on a small number of key energy consumers, suppliers and channel partners; factors outside our control affect transaction volume in the electricity market; and other factors identified in our Registration Statement on Form S-1 and subsequent reports filed with the Securities and Exchange Commission.

SUMMARY OF WORLD ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,			Year Ended December 31,
	2006		2005	2006	2005
Revenue		$1,596,000	$1,266,000	$5,763,000	$4,674,000
Operating income (loss)		(305,000)	52,000	(493,000)	380,000
Interest expense, net		(157,000)	(44,000)	(312,000)	(87,000)
Income (loss) before income taxes		(462,000)	8,000	(805,000)	293,000
Net income (loss)		$(294,000)	$762,000	$(501,000)	$1,047,000
Net income (loss) available to common stockholders		$(295,000)	$761,000	$(507,000)	$1,040,000

Earnings (loss) per share:
Net income (loss) per voting and non-voting common share - basic	$	(0.01)	$0.02	$(0.01)	$0.02
Net income (loss) per share available to common stockholders - diluted		$(0.01)	$0.01	$(0.01)	$0.02
Weighted average shares outstanding - basic		58,322,662	39,841,607	45,576,477	39,827,799
Weighted average shares outstanding - diluted		58,322,662	54,676,404	45,576,477	54,506,566

SUMMARY OF CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2006
Assets
Current assets	$19,398,000
Property and equipment, net	226,000
Other assets	1,167,000
Total assets	$20,791,000
Liabilities, series A redeemable preferred stock and stockholders’ deficit
Accrued Commissions	$1,021,000
Accounts payable and accrued liabilities	1,385,000
Other current liabilities	352,000
Total current liabilities	2,758,000
Total long-term liabilities	88,000
Series A redeemable preferred stock	—
Stockholders’ equity	17,945,000
Total liabilities, series A preferred and stockholders’ equity	$20,791,000